ALEXANDER & BALDWIN, INC.

     For further information contact:

     John B. Kelley, Vice President
     808-525-8422
     E-mail:  invrel@alexanderbaldwin.com


                                        FOR IMMEDIATE RELEASE
                                        Thursday, June 25, 1998



            A&B 3RD-QUARTER DIVIDEND AUTHORIZED, RIGHTS PLAN RENEWED
            --------------------------------------------------------

      Honolulu -- The Board of Directors of Alexander & Baldwin, Inc. (NASDAQ:ALEX) today announced a third-quarter 1998 dividend of 22.5 cents per share, payable on September 3, 1998 to shareholders of record as of the close of business on August 6, 1998.

      Separately, the Board of Directors also adopted a stockholder rights plan to replace its existing rights plan that expires in December of this year. The new plan is intended to maximize the ability of the Board to act on behalf of shareholders in the event of takeover activity involving the Company, and to protect stockholders from potentially coercive or unfair takeover conduct. The new plan is similar in purpose and effect to the existing plan, which has been in effect since 1988. Rights under the new plan will be distributed to stockholders of record as of December 19, 1998. A detailed description of the new plan will be mailed to stockholders at that time.

      Alexander & Baldwin, Inc., headquartered in Honolulu, has two major subsidiaries: Matson Navigation Company, Inc. (ocean transportation) and A&B-Hawaii, Inc. (property development and management, and food products). Additional information about A&B may be found at its web site:
www.alexanderbaldwin com.